Exhibit 10.27
                                                               -------------

                            Fort Howard Corporation
                              1919 South Broadway
                       Green Bay, Wisconsin  54307-9130


                               December 31, 1996


Andrew W. Donnelly


Dear Andy:

          This letter agreement (the "AGREEMENT") sets forth our mutual agreement concerning your resignation as an executive officer and employee of Fort Howard Corporation, a Delaware corporation (the "COMPANY").

          1. RESIGNATION. (a) You hereby confirm that you have resigned, effective as of October 18, 1996, from your position as Executive
Vice President of the Company and from all other officerships that you held as of such date with the Company or any of its subsidiaries or affiliates, and you hereby resign, effective as of December 31, 1996 (the "SEVERANCE EFFECTIVE DATE"), as an employee of the Company and its subsidiaries and affiliates.

          (b) The Company will continue to pay you your base salary at the current rate of $330,000 per annum (the "BASE SALARY"), and you will continue to participate in the employee benefit plans of the Company in which you are currently participating, until the Severance Effective Date.

          (c) You will have no authority to bind, or make any commitments or otherwise act on behalf of, the Company or any of its subsidiaries or affiliates in any manner whatsoever on or after October 18, 1996. You agree not to take any action which would cause any third party to assume that you have such authority.

          (d) It is hereby expressly agreed that the termination of your employment with the Company and its subsidiaries and affiliates will be treated as a termination by the Company without "cause" for purposes of any applicable plan, arrangement or agreement between you and the Company or its subsidiaries or affiliates including, without limitation, the Stock Option Agreement dated as of December 6, 1995 between the Company and you (the "1995 OPTION AGREEMENT").

          2. SEVERANCE BENEFITS. The Company will provide you with the following severance payments and benefits:

          (a) SALARY CONTINUATION. The Company will continue to pay you the Base Salary over the period commencing on January 1, 1997 and ending on October 18, 1998. Such amounts will be payable in accordance with the Company's payroll practices.

          (b) MIP BONUS. The Company will pay you a bonus in the amount of $363,000 (the "1996 BONUS") pursuant to the terms of the Company's Management Incentive Plan (the "MIP") for the year ending December 31, 1996. The 1996 Bonus will be paid to you at the time MIP bonuses for 1996 are generally paid to participating employees.
                                       2

          (c) ADDITIONAL BONUS. The Company will pay you an additional bonus in the amount of $321,178, which will be paid to you as promptly as practicable after January 31, 1998.

          (d) BENEFIT PLAN PARTICIPATION. (i) HEALTH INSURANCE. The Company will continue your health and dental insurance coverage, and continue to pay the employer portion of the applicable premiums, until the earlier of October 18, 1998 and the date on which you are covered under another group health plan. You agree to promptly notify the Company in writing in the event that you obtain coverage under another group health plan.

          (ii) LIFE INSURANCE. The Company will continue your group life insurance coverage, and continue to pay the employer portion of the applicable premiums, until October 18, 1998.

          (e) RETIREMENT PLANS. For purposes of (i) the Company's Profit Sharing Plan (the "PROFIT SHARING PLAN") and (ii) the Company's Supplemental Retirement Plan and the Supplemental Retirement Agreement dated as of January 1, 1989 between the Company and you, as amended (collectively, the "SERP"), you will be eligible for a Company contribution for the year ending December 31, 1996 pursuant to the terms of the Profit Sharing Plan and the SERP. Such Company contribution will be calculated in accordance with the terms of the Profit Sharing Plan and the SERP, and will be allocated to you at the time contributions for 1996 are generally allocated to participating employees. Your vested accrued benefits under the SERP will be distributed to you in a lump sum as promptly as practicable after you reach age 62. In lieu of any benefits for periods beginning after the Severance Effective Date under the Profit Sharing Plan and the SERP, the Company will pay to you in cash as promptly as practicable after March 31, 1998 an amount equal to the Company contribution that would have been allocated to your accounts under the Profit Sharing Plan and the SERP for the year ending December 31, 1997 had your employment continued through the end of such year, assuming that your Base Salary remained at $330,000 per annum.

          (f) OUTPLACEMENT. In lieu of any provision of or payment for outplacement, an office and secretarial assistance, the Company will pay to you $50,000 in cash as promptly as practicable after January 31, 1997.

          (g) NO OTHER COMPENSATION OR BENEFITS; DEATH. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its subsidiaries or affiliates after the Severance Effective Date, PROVIDED that you will be entitled to receive your vested accrued benefits under the Profit Sharing Plan and the SERP in accordance with the terms and conditions thereof. In the event of your death prior to the end of the period of payment provided for in this paragraph 2, the Company will pay to your estate or designated beneficiary any amounts that are or become payable pursuant to this paragraph 2.

          3. FORT HOWARD STOCK. Your shares of Common Stock, par value $.01 per share (the "COMMON STOCK"), of the Company (the "SHARES"), which Shares were purchased by you pursuant to (i) the Amended and Restated Management Equity Participation Agreement, dated as of August 8, 1988, by and among FH Holdings Corp., a Delaware corporation, and the other parties signatory thereto, as amended and supplemented from time to time

                                       3

(collectively, the "MEPA") and (ii) the Management Equity Agreement dated as of April 30, 1991 (the "1991 MANAGEMENT EQUITY AGREEMENT") will remain subject to the terms and conditions of the MEPA or the 1991 Management Equity Agreement, as the case may be, and the Stockholders Agreement dated as of March 1, 1995 (the "STOCKHOLDERS AGREEMENT") among the Company and the other parties signatory thereto.

          4. FORT HOWARD STOCK OPTIONS. Your options (the "OPTIONS") to purchase shares of Common Stock, which Options were granted to you pursuant to
(i) the MEPA, (ii) the 1991 Management Equity Agreement and (iii) the
1995 Option Agreement, will remain subject to, and will be exercisable in accordance with, the terms and conditions of (A) the MEPA, the 1991 Management Equity Agreement or the 1995 Option Agreement, as the case may be, and (B) to the extent applicable, the Stockholders Agreement. For purposes of the 1995 Option Agreement, your employment shall be deemed to have terminated as of the Severance Effective Date.

          5. CONSULTING ENGAGEMENT. In consideration of the payments and benefits provided to you hereunder, you agree to serve as a consultant to the Company for the period (the "CONSULTING PERIOD") beginning on January 1, 1997 and ending on December 31, 1998. Your services hereunder during the Consulting Period will consist of such consulting and advisory services, and will be provided at such times, as may be reasonably requested (after taking into account any obligations you may have to another employer) from time to time by the Board of Directors or Chief Executive Officer of the Company; PROVIDED, HOWEVER, that such services will not be required for more than 4 days during any one-month period. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with the performance of such consulting and advisory services, PROVIDED that such expenses have been approved in writing in advance by the Chief Executive Officer of the Company.

          6. NONEMPLOYEE STATUS. You will not be treated as an employee of the Company or any of its subsidiaries or affiliates at any time after the Severance Effective Date (including, without limitation, during the Consulting Period) for purposes of any past, present or future employee benefit plan, program or arrangement of the Company or any of its subsidiaries or affiliates.

          7. ENGAGING IN COMPETITION WITH THE COMPANY. (a) Through October 18, 1998, except as the Company may otherwise expressly agree in writing, you will not become an employee, owner (except for passive investments of not more than three percent of the outstanding shares of, or any other equity interest in any company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent, consultant or director of any firm or person which
(i) directly competes with a line or lines of business of the Company or any subsidiary of the Company located in North America or the United Kingdom and which accounts for ten percent (10%) or more of the Company's or such subsidiary's gross sales, revenues or earnings before taxes, (ii) derives ten percent (10%) or more of such firm's or person's gross sales, revenues or earnings before taxes from a line or lines of business which directly competes with a line or lines of business of the Company or any subsidiary of the Company located in North America or the United Kingdom or (iii) is a distributor (other than a retailer) of any of the products of the Company or any subsidiary of the Company, or any of the products of any other firm or
                                       4

person which directly competes with a line or lines of business of the Company or any subsidiary of the Company located in North America or the United Kingdom. The Company agrees that it will, at your request, consult with you from time to time concerning the application of the foregoing restrictions. You and the Company agree that the scope of your noncompetition covenant will be as set forth in this Section 7(a), notwithstanding any noncompetition covenant contained in any other agreement between you and the Company.

          (b) CONFIDENTIALITY. You hereby agree to observe the terms of any confidentiality or secrecy agreement that you have entered into with the Company or any of its subsidiaries or affiliates prior to the date hereof (including, without limitation, the Employees' Agreement with regard to Proprietary Information including Inventions, Patents, Copyrights, Trade Secrets and Confidential Information between you and the Company), the terms of which are incorporated herein by reference as if such terms were set forth herein in full.

          (c)   REMEDIES.   You acknowledge and agree that a breach of any of
the covenants contained in this Section 7 may result in material and irreparable injury to the Company or its subsidiaries or affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, in addition to any other remedies that may otherwise be available for a breach of this Section 7 (including, without limitation, the remedies described in the MEPA, the 1991 Management Equity Agreement and the 1995 Option Agreement), the Company will be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction (without the necessity of a bond) restraining you from engaging in activities prohibited by this Section 7 or such other relief as may be required to specifically enforce any of the covenants in this Section 7. The parties agree that the restrictions contained in this Section 7 are reasonable. However, if for any reason it is determined that the restrictions under this Section 7 are not reasonable or the consideration therefor is inadequate, such restrictions will be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

          8. COOPERATION. From and after the date hereof, you will (i) cooperate in all reasonable respects (after taking into account any employment obligations you may have) with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company or any of its affiliates, including any such action, proceeding, investigation or litigation in which you are called to testify and (ii) promptly respond to all reasonable requests by the Company and its affiliates relating to information concerning actual or prospective customers of the Company which may be in your possession. If you are called to testify in connection with the ongoing antitrust investigation involving the Company in Ohio, Florida and New York, you will be entitled to consult with counsel designated by the Company at the Company's expense. The Company will reimburse you for any reasonable out-of-pocket expenses incurred by you in connection with your compliance with this Section 8, PROVIDED that such expenses have been approved in writing in advance by the Chief Executive Officer of the Company.

                                       5

          9. RETURN OF PROPERTY. On or prior to the date hereof, you will surrender to the Company all property of the Company and its affiliates in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

         10. NO PUBLIC COMMENT. You and the Company agree to refrain from making, directly or indirectly, now or at any time in the future (i) any derogatory comment concerning the other party or any of such other party's subsidiaries or affiliates, current or former directors, officers or employees or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects of the other party or any of such other party's subsidiaries or affiliates, to the news or other media, any employees of such other party or any of its subsidiaries or affiliates, or any individual or entity with whom such other party or any of its subsidiaries or affiliates has or may reasonably expect to have a business relationship.

         11. BREACH OF AGREEMENT. (a) In the event of any material breach by you of any provision of Section 7, 8, 9 or 10 of this Agreement, which breach, if susceptible to cure, is not cured by you in accordance with
Section 11(b) below, the Company will cease to have any obligation to make payments or provide benefits to you under this Agreement.

          (b) If the Company believes that you have materially breached any provision of Section 7, 8, 9 or 10 of this Agreement, the Company will provide you prompt written notice of such alleged breach, which notice will identify which provision(s) allegedly has been violated and specify in reasonable detail what action or inaction by you constitutes the grounds for such allegation. You will be provided at least 20 days to cure any such alleged breach (unless the breach is such that it cannot be cured). In the event that any such breach is cured by you pursuant to this Section 11(b) to the reasonable satisfaction of the Company, the Company's obligations under this Agreement will continue in effect retroactive to the date of such breach.

         12.    RELEASE.

          (a) GENERAL RELEASE. (i) In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action (collectively, "CLAIMS"), including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that you may have, or in the future may possess, arising out of
(x) your employment relationship with and service as an employee or officer of the Company or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; PROVIDED, HOWEVER, that the release set forth in this Section 12(a)(i) will not apply to (A) the obligations of the Company under this Agreement and (B) the obligations of the Company and its subsidiaries to continue to provide officer indemnification. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company or any of its subsidiaries or affiliates arising out of
                                       6

your employment relationship, your service as an employee or officer of the Company or any of its subsidiaries or affiliates and the termination thereof.

          (ii) The Company and its subsidiaries and affiliates hereby release and forever discharge you, your estate and your legal representatives from any and all Claims, including, without limitation, any Claims arising under any applicable federal, state, local or foreign law, that it may have, or in the future may possess, arising out of (x) your employment relationship with and service, on or prior to the date hereof, as an employee or officer of the Company or any of its subsidiaries or affiliates, and the termination of such relationship or service, or (y) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; PROVIDED, HOWEVER, that the release set forth in this Section 12(a)(ii) will not apply to (A) your obligations under this Agreement and the plans and agreements referred to herein, (B) any act or omission of yours which is in violation of any applicable civil or criminal law or regulation and (C) any materially false or misleading statement made by you to any customer, distributor or supplier of the Company or any of its subsidiaries or affiliates.

          (b) SPECIFIC RELEASE OF ADEA CLAIMS. In consideration of the payments and benefits provided to you under this Agreement, you hereby release and forever discharge the Company, each of its subsidiaries and affiliates and each of their respective officers, employees, directors and agents from any and all claims, actions and causes of action that you may have as of the date you sign this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA"). By signing this Agreement, you hereby acknowledge and confirm the following: (i) you were advised by the Company in connection with your termination to consult with an attorney of your choice prior to signing this Agreement and to have such attorney explain to you the terms of this Agreement, including, without limitation, the terms relating to your release of claims arising under ADEA; (ii) you have been given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of your choosing with respect thereto; and (iii) you are providing the release and discharge set forth in this Section 12(b) only in exchange for consideration in addition to anything of value to which you are already entitled.

         13.    MISCELLANEOUS.

          (a)   ENTIRE AGREEMENT.  This Agreement, the MEPA, the
1991 Management Equity Agreement (including the Company's Management Equity
Plan), the 1995 Option Agreement (including the Company's 1995 Stock Incentive
Plan) and the Stockholders Agreement set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement (including, without limitation, the Employment Agreement dated December 10, 1993, as amended effective January 1, 1995, between the Company and you) with respect to the terms of your employment and the termination thereof which you may have had with the Company or any of its subsidiaries or affiliates. This Agreement may be amended only by a written document signed by the parties hereto.

          (b) GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York.

                                       7

          (c) NO MITIGATION. It is expressly agreed that you will not be required to mitigate any payments or benefits due to you from the Company or its affiliates under this Agreement or otherwise by seeking alternative employment, nor will any payments from, or benefits provided by, the Company or any of its affiliates be reduced by any amounts or benefits received in connection with any such alternative employment (except as may be required under this Agreement or the terms of the applicable benefit plan, arrangement or agreement).

          (d) WITHHOLDING TAXES. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

          (e) NOTICES. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

          if to Andrew W. Donnelly:

          (address)

          with a copy to:

          Gerald C. Condon, Jr. & Associates
          Riverwalk Plaza, Suite 301
          200 Washington Street
          Green Bay, WI  54301

          if to the Company:

          Fort Howard Corporation
          1919 South Broadway
          Green Bay, WI  54307-9130
          Attention:  James W. Nellen II

          with a copy to:

          Jeffrey P. Crandall
          Shearman & Sterling
          599 Lexington Avenue
          New York, NY  10022

or to such other address as either party may furnish to the other in writing in accordance with this Section 13(e). Notices of change of address will be effective only upon receipt.

         14. REVOCATION. This Agreement may be revoked by you within the 7-day period commencing on the date you sign this Agreement (the "REVOCATION PERIOD"). In the event of any such revocation by you, all obligations of the Company under this Agreement and will terminate and be of no further force and effect as of the date of such revocation.






                                      8

No such revocation by you will be effective unless it is in writing and signed by you and received by the Company prior to the expiration of the Revocation Period.


                                         FORT HOWARD CORPORATION


                                         By /s/ James W. Nellen II
                                           -----------------------
                                           Name:   James W. Nellen II
                                           Title:  Vice President

Accepted and Agreed:

/s/ Andrew W. Donnelly
-----------------------------
Andrew W. Donnelly

Dated: December 31, 1996